EXHIBIT 99.2
UNAUDITED WILLIAMS PARTNERS L.P. PRO FORMA FINANCIAL STATEMENTS
     The pro forma financial statements present the impact on our financial position and results of operations of our issuance of equity and debt to finance the $1.223 billion acquisition of the remaining 74.9 percent membership interest in Williams Four Corners LLC (“Four Corners”). Upon consummation of this acquisition, we own 100 percent of Four Corners. The aggregate consideration was financed with the aggregate net proceeds from the following financing transactions:
•	the offering of 8,050,000 common units;

•	the private placement of $600.0 million aggregate principal amount of our senior notes due 2017 to qualified institutional buyers and to non-U.S. persons in offshore transactions; and

•	the private placement of an aggregate of approximately $350.0 million of common units and Class B units to qualified institutional buyers.
     The aggregate consideration for the 74.9 percent interest in Four Corners also included an increase of approximately $13.8 million in our general partner’s capital account to allow it to maintain its 2 percent general partner interest. The net proceeds from these financing transactions, together with the related capital contribution of our general partner, in excess of the aggregate consideration will be used for general partnership purposes.
     The unaudited pro forma financial statements as of September 30, 2006 and for the year ended December 31, 2005 and nine months ended September 30, 2006 have been derived from our historical supplemental consolidated financial statements filed on Form 8-K and are qualified in their entirety by reference to such historical supplemental consolidated financials statements and related notes contained therein. The unaudited pro forma financial statements should be read in conjunction with the notes accompanying such pro forma financial statements and with the historical supplemental consolidated financial statements and related notes filed as an exhibit on Form 8-K.
     The pro forma adjustments are based upon currently available information and certain estimates and assumptions; therefore, actual adjustments will differ from the pro forma adjustments. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the pro forma financial information.
     The unaudited pro forma financial statements may not be indicative of the results that actually would have occurred if these transactions had occured on the dates indicated.

WILLIAMS PARTNERS L.P.
UNAUDITED PRO FORMA BALANCE SHEET
September 30, 2006

	Historical*	Adjustments		Pro Forma
	($ in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$38,131	$305,900	(a)	$52,588
		346,500	(b)
		600,000	(c)
		(12,236	)(d)
		(2,000	)(e)
		(1,209,227	)(f)
		(10,000	)(g)
		(4,480	)(h)
Accounts receivable	46,258	—		46,258
Product imbalance	3,135	—		3,135
Gas purchase contract — affiliate	4,888	—		4,888
Prepaid expenses	3,742	—		3,742
Other current assets	628	—		628

Total current assets	96,782	14,457		111,239
Investment in Discovery Producer Services	148,443	—		148,443
Property, plant and equipment, net	643,743	—		643,743
Gas purchase contract noncurrent — affiliate	1,188	—		1,188
Other noncurrent assets	26,347	10,000	(g)	36,347

Total assets	$916,503	$24,457		$940,960

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$22,384	$—		$22,384
Deferred revenue	6,818	—		6,818
Accrued liabilities	9,084	—		9,084

Total current liabilities	38,286	—		38,286
Long-term debt	150,000	600,000	(c)	750,000
Environmental remediation liabilities	3,964	—		3,964
Other non-current liabilities	1,887	—		1,887
Partners’ capital:
Common unitholders	335,749	305,900	(a)	732,645
		105,232	(b)
		(12,236	)(d)
		(2,000	)(e)
Class B unitholders	—	241,268	(b)	241,268
Subordinated unitholders	108,791	—		108,791
General partner	277,826	(1,209,227	)(f)	(935,881)
		(4,480	)(h)

Total partners’ capital	722,366	(575,543)		146,823

Total liabilities and partners’ capital	$916,503	$24,457		$940,960

* Historical amounts from Supplemental Consolidated Balance Sheet filed on Form 8-K.
See accompanying notes to unaudited pro forma financial statements.

WILLIAMS PARTNERS L.P.
UNAUDITED PRO FORMA STATEMENT OF INCOME

	Year Ended December 31, 2005				Nine Months Ended September 30, 2006
	Historical*	Consolidation		Pro Forma	Historical*	Consolidation		Pro Forma
	($ in thousands-except per unit amounts)
Revenues	$514,972	$—		$514,972	$420,503	$—		$420,503
Cost and expenses:
Product cost and shrink replacement	177,527	—		177,527	133,420	—		133,420
Operating and maintenance expense	129,759	—		129,759	115,923	—		115,923
Depreciation, amortization and accretion	42,579	—		42,579	32,510	—		32,510
General and administrative expense	36,615	—		36,615	27,531	—		27,531
Taxes other than income	8,446	—		8,446	6,392	—		6,392
Other — net	630	—		630	(3,225)	—		(3,225)

Total costs and expenses	395,556	—		395,556	312,551	—		312,551

Operating income	119,416	—		119,416	107,952	—		107,952
Equity earnings — Discovery Producer Services	8,331	—		8,331	10,183	—		10,183
Interest expense — affiliate	(7,461)	7,401	(i)	(60)	(45)	—		(45)
Interest expense — third party	(777)	(56,513)	(j)	(57,290)	(4,110)	(38,985)	(j)	(43,095)
Interest income	165	—		165	642	—		642

Income before cumulative effect of change in accounting principle	$119,674	$(49,112)		$70,562	$114,622	$(38,985)		$75,637

Allocation of income before cumulative effect of change in accounting principle for calculation of earnings per unit:
Income before cumulative effect of change in accounting principle	$119,674			$70,562	$114,622			$75,637
Income before cumulative effect of change in accounting principle applicable to pre-partnership operations, allocated to general partner	114,112				95,484

Income before cumulative effect of change in accounting principle applicable to post-partnership operations allocated to general and limited partners	5,562				19,138
Allocation of income (loss) before cumulative effect of change in accounting principle to general partner	(1,261)			1,625	(2,137)			8,218

Allocation of income before cumulative effect of change in accounting principle to limited partners	$6,823			$68,937	$21,275			$67,419

Basic and diluted income before cumulative effect of change in accounting principle per limited partner unit:
Common units	$0.49			$1.75	$1.19			$1.71
Class B units	—			1.75	—			1.71
Subordinated units	0.49			1.75	1.19			1.71
Weighted average number of limited partner units outstanding:
Common units	7,001,366			25,551,176	9,870,084			25,552,102
Class B units	—			6,805,492	—			6,805,492
Subordinated units	7,000,000			7,000,000	7,000,000			7,000,000

* Historical amounts from Supplemental Consolidated Income Statements filed on Form 8-K.
See accompanying notes to unaudited pro forma financial statements.

NOTES TO UNAUDITED WILLIAMS PARTNERS L.P.
PRO FORMA FINANCIAL STATEMENTS
Note 1. Basis of Presentation — Four Corners Acquisition
     Unless the context clearly indicates otherwise, references in this report to “we”, “our”, “us” or like terms refer to Williams Partners L.P. and its subsidiaries. The historical financial information is derived from our historical consolidated financial statements as restated following the acquisition of the remaining interest in Williams Four Corners LLC (“Four Corners”) to reflect the consolidation of the historical results of Four Corners throughout the periods presented since this acquisition was between entities under common control because Four Corners was an affiliate of Williams at the time of the acquisition. The pro forma adjustments have been prepared as if we had issued equity and debt to finance the acquisition of the remaining interest in Four Corners on September 30, 2006 for the pro-forma balance sheet and on January 1, 2005 in the case of the pro forma statement of income. The pro forma statement of income also includes adjustments to reflect the effects of the transactions in connection with our June 2006 acquisition of a 25.1 percent interest in Four Corners and the forgiveness of advances from affiliate in connection with our August 2005 initial public offering (“IPO”) as if the IPO had taken place on January 1, 2005.
     The pro forma financial statements reflect the following transactions:
•	the issuance of 8,050,000 of our common units to the public;

•	the issuance of 2,905,030 of our common units and 6,805,492 unregistered Class B units in a private placement;

•	the issuance of $600.0 million of senior notes at a 7.25 percent interest rate;

•	the distribution to Williams of the aggregate consideration; and

•	the payment of estimated underwriters’ and initial purchasers’ commissions and other offering expenses.
Note 2. Pro Forma Adjustments and Assumptions
a)	Reflects $305.9 million of proceeds to us from the issuance and sale of 8,050,000 common units to the public at an offering price of $38.00 per unit.

b)	Reflects $346.5 million of proceeds to us from the issuance and sale of 2,905,030 common units and 6,805,492 unregistered Class B units in a private placement, net of $3.5 million in placement agency fees.

c)	Reflects $600.0 million of proceeds to us from the issuance of senior notes.

d)	Reflects the payment of underwriters’ commissions of $12.2 million, which will be allocated to the common units.

e)	Reflects the payment of $2.0 million for the estimated costs associated with the offering of the common units to the public.

f)	Reflects the distribution to Williams of the aggregate consideration for the acquisition of the remaining 74.9 percent membership interest in Four Corners including a contribution by our general partner sufficient to maintain its 2 percent ownership interest in the partnership.

NOTES TO UNAUDITED WILLIAMS PARTNERS L.P.
PRO FORMA FINANCIAL STATEMENTS — (Continued)

Aggregate consideration for the 74.9 percent membership interest in Four Corners	$1,223.0
Less — General partner contribution	(13.8)

Net distribution to Williams	$1,209.2

g)	Reflects the payment of estimated initial purchasers’ discounts of $9.0 million, which will be allocated to the senior notes, and the payment of $1.0 million for the estimated costs associated with the issuance of the Senior Notes. These costs will be amortized to interest expense over the 10-year term of the notes.

h)	Reflects the distribution of 74.9 percent of Four Corners’ $4.5 million cash balance to Williams just prior to the closing of this transaction.

i)	Reflects the effect on affiliate interest expense of the forgiveness of the advances from affiliate effective with the closing of the IPO on August 23, 2005 and a full year’s commitment fees in 2005 under our $20.0 million working capital credit facility entered into in connection with our IPO.

j)	Includes the following increases to third-party interest expense:
•	a $0.1 million increase in 2005 to reflect a full year’s commitment fees associated with our $75.0 million borrowing limit under Williams’ revolving credit facility;

•	an $11.9 million and $5.6 million increase for 2005 and nine months ended September 30, 2006, respectively, to adjust for interest on the $150.0 million of senior notes issued concurrent with our acquisition of a 25.1 percent interest in Four Corners on June 20, 2006. The interest rate for these senior notes is 7.5 percent. This adjustment also includes amortization of debt issuance costs; and

•	a $44.5 million and $33.4 million increase for 2005 and the nine months ended September 30, 2006, respectively, to reflect interest on the $600.0 million of senior notes due 2017, issued concurrently with this offering as described in adjustment c. The interest rate on these borrowings is 7.25 percent and we have also included $1.0 million amortization of debt issuance costs on an annualized basis.
Note 3. Pro Forma Earnings Per Unit
     Pro forma earnings per unit is determined by dividing the pro forma earnings that would have been allocated, in accordance with the net income and loss allocation provisions of our limited partnership agreement, to the common and subordinated unitholders under the two-class method, after deducting the general partner’s interest in the pro forma earnings, by the weighted average number of common, Class B and subordinated units, assuming each of the following were outstanding since January 1, 2005:
•	7,000,000 common units and 7,000,000 subordinated units issued in our August 2005 initial public offering;

NOTES TO UNAUDITED WILLIAMS PARTNERS L.P.
PRO FORMA FINANCIAL STATEMENTS — (Continued)
•	7,590,000 common units issued in connection with our June 2006 acquisition of a 25.1 percent interest in Four Corners;

•	6,146 common units granted to non-employee directors of our general partner;

•	8,050,000 common units issued in this offering; and

•	2,905,030 common units and 6,805,492 Class B units issued in our private placement.
     For the year ended December 31, 2005, we allocated $1.6 million pro forma income to the general partner based upon the following assumptions:
•	$1.4 million specific allocation of costs associated with capital contributions to us from our general partner; and

•	$1.6 million incentive distributions to our general partner.
     For the nine months ended September 30, 2006, we allocated $8.2 million pro forma income to the general partner based upon the following assumptions:
•	$3.2 million specific allocation of costs associated with capital contributions to us from our general partner; and

•	$9.8 million of incentive distributions to our general partner.
     Basic and diluted pro forma earnings per unit are equivalent as there are no dilutive units.
     Pro forma earnings per unit has been calculated assuming the Class B units were converted into common units on a one-for-one basis upon the approval of a majority of the votes cast by common unitholders provided that the total number of votes cast is at least a majority of common units eligible to vote (excluding common units held by Williams). We are required to seek such approval as promptly as practicable after issuance of the Class B units and not later than 180 days following closing. If we have not obtained the requisite unitholder approval of the conversion of the Class B units within 180 days of the closing date of the private placement of common units and Class B units, the Class B units will be entitled to receive 115 percent of the quarterly distribution. The result of assuming non-conversion of the Class B units on the pro forma earnings per unit would be an additional income allocation to the Class B units for their increased distributions each quarter from the third quarter of 2005 forward. For the year ended December 31, 2005, common and subordinated unitholders’ income allocation would have been decreased by $0.6 million. For the nine months ended September 30, 2006, common and subordinated unitholders’ income allocation would have been decreased by $0.9 million.